Exhibit 10.10

SHARE REPURCHASE AGREEMENT

          This is an Agreement, made December 8, 2003, between Metropolitan Property and Casualty Insurance Company, a Rhode Island stock company with offices at 700 Quaker Lane, Warwick, Rhode Island 02887 (the “Shareholder”) and National Atlantic Holdings Corp., (the “Corporation”), a New Jersey corporation located at 4 Paragon Way, Freehold, New Jersey 07728.

STATEMENTS OF FACT:

          A. The authorized capital of the Corporation is 100,000 shares of voting common stock and 100,000 shares of non-voting common stock. The non-voting common stock and the voting common stock are referred to collectively as the “Common Stock”.

          B. The Shareholder has purchased 10,000 shares of non-voting Common Stock of the Corporation, directly from the Corporation.

          C. PROFORMANCE INSURANCE COMPANY, a New Jersey stock insurance company authorized to transact property and casualty insurance in the State of New Jersey, is a wholly owned subsidiary of the Corporation.

          D. The parties hereto believe that their best interests will be served by imposing certain restrictions and limitations on the future sale and purchase of the Shares.

          NOW, THEREFORE, it is hereby agreed as follows:

1. Definitions. For the purposes of this Agreement the following terms shall have the meaning defined in this Article 1:

     1.1 “Transfer” shall mean any disposition (including, without limitation, gifts, sales, assignments, pledges, encumbrances, bequests, and all other intervivos or testamentary dispositions) whether voluntary or involuntary, of any Common Stock or any interest therein.

     1.2 “Shares” shall mean all or any shares of capital of the Corporation now or hereafter acquired by the Shareholder.

     1.3 “Initial Public Offering” shall mean the closing of the first sale of Common Stock of the Corporation to the public, which constitutes a widespread distribution of such Common Stock, with the estimated proceeds to the Corporation of not less than, $25,000,000 pursuant to an effective registration statement filed under the Securities Act of 1933, after which shares of Common Stock are publicly held and listed or admitted for trading on a national securities exchange or quoted for trading by a reputable nationally recognized quotation service.

     1.4 “Affiliate” means with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, and (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of such Person and “Person” means an individual, corporation, general or limited partnership, organization, business, firm, limited liability company, joint venture or other entity, association or organization, whether constituting a separate legal entity or not.

2. Entire Agreement. This Agreement, together with the Subscription Agreement, dated December 8, 2003, and the Replacement Carrier Agreement, dated December 8, 2003 between the parties, represents the sole and entire understanding of the parties regarding the sale and purchase of the Shares, now or hereafter acquired by the Shareholder directly from the Corporation, and supersedes any and all other oral or written agreements among them, which are hereby rendered null and void.

3. Limitation On Transfer Of Shares.

     3.1 Limitation. Shareholder may not Transfer all or any Shares, except as expressly permitted by or provided in this Agreement, including without limitation, the provision of Article 4.

     3.2 Reasonable Restraint. Shareholder recognizes and acknowledges that the restraints imposed in this Agreement on the disposition of Shares are fair and reasonable in consideration of their absolute necessity for the proper conduct of the business of the Corporation, the closeness between the Shareholder’s Share ownership and relationship with the Corporation, and the provisions of this Agreement providing a market for the Shares.

4. Permitted Transfers Of Shares.

     4.1 Holding Period. The Shareholder may not Transfer Shares (except for Transfer of Shares to its Affiliates or any successor in interest) for a period of two (2) years from and after the date of this Agreement, (the “Holding Period”) without the prior written consent of the Corporation, which the Corporation may withhold in its sole discretion.

     4.2 Limitation On Permitted Transfers After The Holding Period But Prior To An Initial Public Offering.

          (a) If subsequent to the Holding Period but prior to an Initial Public Offering, the Shareholder desires to Transfer all or any Shares, except for Transfer of Shares to its Affiliates or any successor in interest, then the Shareholder shall give the Corporation written notice of its intention to do so.

          (b) The written notice shall constitute an offer on the part of the Shareholder to sell to the Corporation all of the Shares it is offering to a third party. If the Corporation desires to exercise the purchase option herein contained, it shall give written notice to the Shareholder no later than forty-five (45) calendar days from the date of the Shareholder’s notice, stating that it is willing to purchase all of the Offered Shares (as defined herein).

          (c) If all of the Offered Shares shall not be purchased by the Corporation, the Shareholder shall be free to transfer all or any part of such Shares for a period of six (6) months after the Shareholder’s notice, provided, however, that the transferee of such Shares must agree, in writing, to be bound by the terms and conditions of this Agreement. If the Shareholder shall fail to Transfer all Shares within said six (6) month period, such Shares as it shall then own shall once again become subject to the provisions hereof.

          (d) If a third party to whom the Shareholder is offering Shares (“Offered Shares”) agrees to purchase the Offered Shares at price per share greater than “MetLife Purchase Price Per Share” then the Corporation has the right but not the obligation to purchase all of the Offered Shares at the price per share being offered by the third party. If the Corporation decides to purchase all of the Offered Shares at the price per share being offered by the third party, then it shall communicate in writing its election to purchase the Offered Shares to the Shareholder within 45 calendar days of the Shareholder notice to the Corporation of its intention to Transfer Shares to the third party. The Corporation and the Shareholder shall within 60 calendar days thereafter reach an agreement regarding the sale of such Shares to the Corporation. If, however, the Corporation does not provide a notice of election to purchase the Offered Shares within the 45 calendar days, then the Shareholder shall be free to transfer such shares to the third party subject to Section 4.2(c) above. For the purposes of this Agreement, “MetLife Purchase Price Per Share” is the average purchase price per share paid by MetLife to the Corporation for purchase of Shares from the Corporation, as the same may be adjusted equitably from time to time to give effect to any stock splits, stock dividends, reclassifications, or reverse stock splits or combinations that are declared or paid by the Corporation to the Shareholder from and after closing.

          (e) If, however, the third party to whom the Shareholder is offering the Offered Shares offers to purchase the Offered Shares at a price per share less than “MetLife Purchase Price Per Share” then the Corporation shall have the right but not the obligation to purchase all of the Offered Shares at a price per share to be determined in accordance with Section 5 hereof and subject to the terms and conditions set forth in Section 6 hereof. If the Corporation decides to purchase all of the Offered Shares, it shall communicate in writing its election to purchase the Offered Shares to the Shareholder within 45 calendar days of the Shareholder notice to the Corporation of its intention to Transfer Shares to the third party. If, however, the Corporation does not provide a notice of election to purchase the Offered Shares within the 45 calendar days, then the Shareholder shall be free to transfer such shares to the third party subject to Section 4.2(c) above

          (f) The closing of any transaction of sale to the Corporation pursuant to this Section 4.2 shall be held in the Corporation counsel’s business office at 10 a.m., one hundred and five (105) calendar days after the date of the Shareholder’s notice of his or her intention to sell the Shares, provided, however, if such a day shall not fall on a Business Day, the closing will take place on the next day succeeding such day which is a Business Day. “Business Day” shall mean any day other than a day on which banking institutions in the State of New York are legally closed for business or the New York Stock Exchange is excluded for opening or trading.

5. Purchase Price.

     5.1 The phrase “Valuation Date” as used in this Agreement shall mean insofar as it relates to the purchase of Shares pursuant to Section 4.2(e) of this Agreement, the date of the end of the fiscal quarter of the Corporation last preceding the date upon which the Corporation has given notice of its desire to purchase the Shares.

     5.2 (a) The purchase price of each Share which is purchased by the Corporation pursuant to Section 4.2(e) of this Agreement shall be the lesser of the Book Value or Alternate Value per Share as defined in Section 5.3 below, determined as of the Valuation Date.

     5.3 The following terms shall have the definitions set forth below for the purposes of this Agreement: (i) “Book Value” per share shall mean the shareholder equity reflected on the Corporation’s balance sheet prepared in accordance with generally accepted accounting principles as of the Valuation Date, as certified by the Corporation’s independent certified accountants, divided by the number of outstanding shares of the Corporation determined on a fully diluted basis; and (ii) “Alternate Value” shall mean the average purchase price per share paid by the Shareholder to the Corporation for purchase of shares from the Corporation, as the same may be adjusted equitably from time to time to give effect to any stock splits, stock dividends, reclassifications, or reverse stock splits or combinations that are declared or paid by the Corporation to the Shareholder from and after closing.

6. Closing and Payment of Purchase Price.

     6.1 At the closing of any purchase by the Corporation pursuant to this Agreement, the Shareholder shall deliver:

          (a) Certificates representing the Shares which are being purchased and sold pursuant to this Agreement, endorsed in blank; and

          (b) All documents which counsel for the Corporation shall reasonably deem necessary or advisable in order to accomplish a complete Transfer of the Shares to the Corporation;

     6.2 Payment of the total purchase price due to the Shareholder, in any sale made to the Corporation pursuant to Section 4.2(e) of this Agreement, shall be made as follows:

          (a) If the Corporation has assigned its right to purchase the Shares to any third party as permitted by this Agreement, said third party shall pay at the closing, an amount equal to the total purchase price as determined by Section 5 of this Agreement;

          (b) If the Corporation has not assigned its right to purchase the Shares to a third party, then the Corporation shall pay at closing such amounts as it is able to pay, subject to the following conditions precedent:

               (i) The Corporation must have cash on hand to enable it to make a payment to the Shareholder without adversely impairing the Corporation’s and PROFORMANCE INSURANCE COMPANY’S ability to operate safely and efficiently pursuant to the regulations of the New Jersey Department of Banking and Insurance;

               (ii) Any disbursements made by the Corporation or PROFORMANCE INSURANCE COMPANY for the purpose of making any payment to the Shareholder shall not cause the capital and surplus of PROFORMANCE INSURANCE COMPANY to become “impaired” as defined by N.J.S.A. 17B:32-1(a) and any other applicable New Jersey law or regulation as amended from time to time; and

               (iii) If required by law, the New Jersey Department of Banking and Insurance must approve of the payment in writing.

          (c) The Corporation promises to pay interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 25 bps over the LIBOR (London Interbank Offered Rate) rate of interest publicly announced semi-annually from the date the initial purchase price becomes due, payable semiannually, on the 1st day of the month beginning six months following the date the balance first becomes due. Payment of principal and interest on any amounts due are to be made in lawful money of the United States of America at Community Bank of New Jersey. Any payment of principal and interest to the Shareholder after closing shall be subject to the same conditions precedent set forth above regarding the payment of the portion of the purchase price at closing;

          (d) If at any time during which there is an outstanding balance of the total purchase due to the Shareholder, the Corporation commences a public or private offering of shares of any class of its capital, the Corporation shall be obligated to allocate up to fifty (50%) percent of the net proceeds of the offering to the Corporation for the exclusive purpose of making payments of the outstanding balance of the purchase price of the Shares, plus accrued interest, to Shareholder.

     6.3 The Corporation shall have the right to offset against the payment or payments of the purchase price due from it to the Shareholder pursuant to Section 4.2(e), the amount of all sums due from the Shareholder to the Corporation and/or PROFORMANCE INSURANCE COMPANY, and to the extent so credited against the purchase price, such loan or other indebtedness shall be deemed to be and shall be canceled and discharged. Such credit against the purchase price shall is made regardless of the due date of any such loan or other indebtedness.

7. Co-Sale Rights.

     7.1 If, at any time prior to the Initial Public Offering, Mr. James V. Gorman proposes, in a single transaction or series of related transactions, to Transfer for value

Common Stock representing at least 10% of the outstanding Common Stock, then the Shareholder shall have the right, but shall not be obligated, to have included in the proposed Transfer its pro rata portion of the Common Stock to be Transferred at the same per share price and for the same consideration that Mr. Gorman proposes to sell the Common Stock to be Transferred.

     7.2 Notwithstanding the other provisions of this Section 7, the following Transfers of Common Stock may be made by Mr. Gorman free of the restrictions set forth above:

          (a) Any pledge of Common Stock made pursuant to a bona fide loan transaction with a financial institution or any Transfer of such pledged shares to the pledgee pursuant to the terms of the applicable pledge agreement with the financial institution.

          (b) Any Transfer of Common Stock to a relative of Mr. Gorman or to a trust, family limited partnership or corporation established for the benefit of Mr. Gorman or any relative of Mr. Gorman.

          (c) Any Transfer of Common Stock made in connection with an underwritten initial public offering of Common Stock pursuant to a registration statement which has become effective under the Securities Act.

8. Anti-Dilution Provision. If at any time or from time to time, after the date hereof, the Corporation shall issue or sell any shares of its Common Stock without consideration or for consideration per share less than MetLife Purchase Price Per Share, then the Shareholder shall have the right but not the obligation to purchase, but the Corporation shall be obligated at the same time to issue and deliver to the Shareholder, for payment by the Shareholder of the same purchase price per share paid by the party to whom the Corporation has issued or sold shares of its Common Stock, such additional Common Stock as would be needed to maintain the Shareholder’s ownership percentage of Common Stock immediately prior to the issuance or sale of such additional Common Stock. This Section 8 is not intended to be applicable to the issuance of Common Stock upon the exercise of an option.

          In case any shares of Common Stock shall be issued or sold for cash, the consideration received shall be deemed to be the amount received by the Corporation therefore, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, shall be issued or sold for a consideration other than cash, the amount of consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith; provided that if the Shareholder disagrees with such determination, such determination shall be referred to an Independent Appraiser (as defined herein) that is mutually selected by the Shareholder and the Corporation. Such Independent

Appraiser shall determine the value of any such consideration within 15 days of the date that such dispute is referred to it and the fees and expenses of such Independent Appraiser shall be shared equally by the Shareholder and the Corporation. “Independent Appraiser” means an appraisal firm or any other financial expert of recognized national standing, selected by the Shareholder and reasonably acceptable to the Corporation, that does not (or whose directors, officers, employees, Affiliates or shareholders do not) have a direct or indirect material financial interest in the Corporation or the Shareholder, who has not within the prior two years been and, at the time called upon to give independent financial advice to the Corporation or the Shareholder, is not (and none of its directors, officers, employees, Affiliates or shareholders is) a promoter, director or officer of the Corporation.

9. Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Shareholder at its address as set forth herein, or to such other address as may appear on the record books of the Corporation, and addressed to the Corporation at its principal business office.

10. Miscellaneous.

     10.1 Amendments. This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein.

     10.2 Impairment Of Rights. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which have theretofore matured hereunder.

     10.3 Further Assurances. All parties will take such further action and execute such other documents as are reasonably necessary to effectuate the purposes, terms and conditions of this Agreement.

     10.4 Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of the remainder of this Agreement.

     10.5 Assignment. This Agreement shall not be transferable or assignable, nor shall any obligations hereunder be delegable, by the Shareholder or the Corporation, without the prior written consent of the other party except that either may transfer or assign its rights and obligations hereunder to any Affiliate or to any successor in interest without the consent of the other provided that the other is given written notice within 30 days of transfer or assignment, stating the name and address of such transferee or assignee and identifying the specific rights being transferred or assigned, and, provided further, that such transferee or assignee assumes the obligations of the Shareholder or Corporation, under the Agreement and agrees to be found thereby. Except as set forth in the preceding sentence, any such purported transfer, assignment or delegation without the prior written consent of such other parties shall be null and void.

     10.6 Binding On Successors. This Agreement shall be binding upon and shall inure to the benefit of all of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns, and shall be binding upon any person to whom any Shares are Transferred in violation of the provisions of this Agreement (whether voluntarily, pursuant to court order, by operation of law or otherwise), and the heirs, executors, administrators, successors or assigns of such person.

     10.7 Termination. This Agreement shall terminate upon the written consent of the parties or upon the occurrence of any of the following events:

          (a) The adjudication of the Corporation as a bankrupt, or the execution by the Corporation of an assignment for the benefit of creditors.

          (b) The voluntary or involuntary complete liquidation or dissolution of the Corporation.

          (c) The passage of five (5) years from the date hereof; provided, that, the Corporation shall thereafter retain a right of first refusal with respect to the Shareholder’s Shares, prior to an Initial Public Offering, which obligates the Shareholder to offer to the Corporation the right to purchase all of the Offered Shares, on the same terms as offered to such third party, prior to the Transfer of any shares to such third party. If the Corporation decides to purchase all of the Offered Shares on the same terms as and at the price per share being offered by the third party, then it shall communicate in writing its election to purchase the Offered Shares to the Shareholder within 45 calendar days of the Shareholder notice to the Corporation of its intention to Transfer Shares to the third party. The Corporation and the Shareholder shall within 60 calendar days thereafter reach an agreement regarding the sale of such Shares to the Corporation. If, however, the Corporation does not provide a notice of election to purchase the Offered Shares within the 45 calendar days, then the Shareholder shall be free to transfer such shares to the third party. The right of first refusal provided to the Corporation in this Section 10.7 shall not be subject to the provisions contained in Sections 4, 5, 6, and 10.5 hereof.

     10.8 Governing Law. This Agreement shall be governed by the law of the State of New Jersey, without regard to conflicts-of-laws principles. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in and contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of New Jersey or, if such court is not available, the Superior Court of the State of New Jersey located in Mercer County (the “Chosen Courts”) and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and agrees not to commence any action in respect of any such claim in any other court or forum, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have any jurisdiction over any party hereto.

     10.9 Captions. Any Paragraph title or caption contained in this Agreement is for convenience only, and shall not in any way be construed to define, describe or limit the terms hereof.

     10.10 Restrictive Legend. All certificates representing the Shares now or hereafter issued shall be endorsed as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ISSUED AND HELD SUBJECT TO THE RESTRICTIONS ON TRANSFERS AND OTHER MATTERS CONTAINED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS SUCH AS AMENDED AND MAY BE AMENDED FROM TIME TO TIME, AND A CERTAIN SHARE REPURCHASE AGREEMENT BY AND AMONG THE CORPORATION AND THIS SHAREHOLDER, WHICH ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE CORPORATION. TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE CANNOT BE MADE EXCEPT UPON COMPLIANCE WITH SUCH PROVISIONS, OF WHICH NOTICE IS HEREBY GIVEN. THE CORPORATION WILL MAIL TO ANY PERSON AFFECTED BY SUCH RESTRICTIONS, A COPY THEREOF, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seal, or caused these presents to be duly executed by their proper corporate officers, the day and year first above written.

METROPOLITAN PROPERTY AND
CASUALTY INSURANCE COMPANY

Date: 1/14/04	By:	/s/ Catherine A. Rein

	Title:	President & CEO

NATIONAL ATLANTIC HOLDINGS
CORP.

Date: 12/8/03	By:	/s/ James V. Gorman

	Title:	CEO